Exhibit 4.32

厦门市盛瑞浩科技有限公司 股权转让协议

 Xiamen ShengRuiHao Technology Co. Share Transfer Agreement

转让方(以下简称甲方):何珊珊

营业执照号码或身份证号码：350624199412054529

住所：福建省厦门市思明区莲岳里162号1110室

Transferring Party (hereinafter referred to as Party A): Shanshan He

Business license number or ID number: 350624199412054529 Residence: Room 1110, No.162, Lianyue Li, Siming District, Xiamen City, Fujian Province, China

受让方(以下简称乙方):福建蓝帽子集团有限公司

营业执照号码或身份证号码：91350100MA8TTRRQ4A1号楼5-1

住所：福建省福州市鼓楼区白马北路勺园里1号1号楼5-1

Transferee (hereinafter referred to as Party B): Fujian Blue Hat Group Co.

Business license number or ID number: 91350100MA8TTRRQ4A

Residence: 5-1, Building 1, Spoon Garden Lane, North Baima Road, Gulou District, Fuzhou City, Fujian Province, China

厦门市盛瑞浩科技有限公司是根据《中华人民共和国公司法》登记设立的有限公司，注册资本3000 万元。现甲方决定将所持有的公司100%的股权(认缴注册资本 3000 万元)按照本协议规定的条件转让 给乙方。甲乙双方本着自愿、平等、公平、诚实信用的原则，经协商一致，达成如下协议：

Xiamen ShengRuiHao Technology Co., Ltd. is a limited company registered under the Company Law of the People’s Republic of China with a registered capital of RMB 30 million. Now Party A decides to transfer 100% of the equity interest of the company (with a paid-up registered capital of RMB 30 million) to Party B in accordance with the conditions stipulated in this agreement. Based on the principles of voluntariness, equality, fairness and honesty and credit, Party A and Party B have reached the following agreement by consensus:

第一条 转让标的、转让价格与付款方式

1、甲方同意将所持有 厦门市盛瑞浩科技有限公司100%的股权(认缴注册资本 3000 万元)以 0.0001 万元人民币的价格转让给乙方，乙方同意按此价格和条件购买该股权。

 2、 乙方同意在本协议签订之日起7日内，将转让费 0.0001 万元人民币以 现金方式分1次支付给 甲方。

First. Subject of transfer, transfer price and payment method

1.Party A agrees to transfer 100% of the equity interest of Xiamen ShengRuiHao Technology Co., Ltd (with a paid-up registered capital of RMB 30 million) to Party B at a price of RMB 0.0001 million, and Party B agrees to purchase the equity interest at such price and on such terms.

2. Party B agrees to pay the transfer fee of RMB 0.0001 million in cash to Party A in one installment within 7 days from the date of this Agreement.

第二条 保证

1、 甲方保证所转让给乙方的股权是甲方在厦门市盛瑞浩科技有限公司的真实出资，是甲方合法拥 有的股权，甲方具有完全的处分权。该股权未被人民法院冻结、拍卖，没有设置任何抵押、质押、担保 或存在其他可能影响受让方利益的瑕疵，并且在上述股权转让交割完成之前，甲方将不以转让、赠与、 抵押、质押等任何影响乙方利益的方式处置该股权。公司不存在转让方未向受让方披露的现存或潜在的 重大债务、诉讼、索赔和责任。否则，由此引起的所有责任，由甲方承担。

2、 乙方受让甲方所持有的股权后，即按厦门市盛瑞浩科技有限公司章程规定享有相应的股东权利 和义务。

3、 乙方承认厦门市盛瑞浩科技有限公司章程，保证按章程规定履行股东的权利和义务。

Second Guarantee

1、Party A guarantees that the equity transferred to Party B is Party A’s true capital contribution in Xiamen ShengRuiHao Technology Co. The equity interest has not been frozen or auctioned by the people’s court, and there is no mortgage, pledge, guarantee or other defects that may affect the interests of the transferee, and before the completion of the above-mentioned equity transfer, Party A will not dispose of the equity interest by transfer, gift, mortgage, pledge or any other means that affects the interests of Party B. There are no existing or potential material debts, lawsuits, claims and liabilities of the Company that have not been disclosed by the Transferor to the Transferee. Otherwise, all liabilities arising therefrom shall be borne by Party A.

2. After the transfer of the equity interest held by Party B, Party B shall enjoy the corresponding rights and obligations as a shareholder in accordance with the Articles of Association of Xiamen ShengRuiHao Technology Co.

3. Party B acknowledges the Articles of Association of Xiamen ShengRuiHao Technology Co., Ltd. and guarantees to fulfill the rights and obligations of shareholders as stipulated in the Articles of Association.

第三条 盈亏分担

公司依法办理变更登记后，乙方即成为厦门市盛瑞浩科技有限公司的股东，按章程规定分享公司利 润与分担亏损。

Third Profit and loss sharing

After the company has been registered in accordance with the law, Party B will become a shareholder of Xiamen ShengRuiHao Technology Company Limited and will share the profits and losses of the company in accordance with the Articles of Association.

第四条 股权转让的费用负担

股权转让全部费用(包括手续费、税费等),由 乙方(受让方 )承担。

Fourth Costs of Equity Transfer

All costs (including fees, taxes, etc.) for the transfer of shares shall be borne by Party B (the transferee).

第五条 协议的变更与解除

在公司办理股权转让变更登记前，发生下列情况之一时，可变更或解除协议，但双方必须就此签订 书面变更或解除协议。

1、 由于不可抗力或由于一方当事人虽无过失但无法防止的外因，致使本协议无法履行。

2、 一方当事人丧失实际履约能力。

3、 由于一方或双方违约，严重影响了守约方的经济利益，使协议履行成为不必要。

4、 因情况发生变化，经过双方协商同意变更或解除协议

Fifth Alteration and Release of Agreement

Before the Company registers the change of the equity transfer, the Agreement may be changed or terminated under one of the following circumstances, but the parties must sign a written agreement on such change or termination.

1. The Agreement cannot be performed due to force majeure or external causes that cannot be prevented by one of the parties though they are not at fault.

2、 A party loses its actual ability to perform.

3、 Due to the breach of contract by one or both parties, the economic interests of the defaulting party are seriously affected, making the performance of the agreement unnecessary.

4、 Due to a change in circumstances, the agreement is changed or terminated by mutual agreement.

第六条 违约责任

本协议对签约双方具有平等的法律效力，若任何一方未能履行其在本协议项下的义务或保证，除非 依照法律规定可以免责，违约方应向协议他方支付股权转让价格Q%的违约金，因一方违约而给协议他方 造成经济损失，并且损失额大于违约金数额时，对于大于违约金的部分，违约方应予赔偿。

Sixth Liability for breach of contract

If either party fails to fulfill its obligations or guarantees under this Agreement, unless exempted by law, the defaulting party shall pay to the other party a liquidated damages of Q% of the equity transfer price, and if the amount of damages caused to the other party by the default of one party is greater than the amount of liquidated damages, the defaulting party shall compensate for the part of damages greater than the liquidated damages.

第七条 争议的解决

1、 与本协议有效性、履行、违约及解除等有关争议，各方应友好协商解决。

2、 如果协商不成，则任何一方均可向人民法院起诉。

Seventh Settlement of Disputes

1、 Disputes related to the validity, performance, breach and termination of this Agreement shall be settled by friendly consultation between the parties.

 2、 If the negotiation fails, either party may sue in the People’s Court.

第八条 法律适用

本协议及其所依据之相关文件的成立，有效性，履行和权利义务关系，应该适用中华人民共和国法

律进行解释。

Eighth Application of Law

The laws of the People’s Republic of China shall apply to the establishment, validity, performance, rights and obligations of this Agreement and the related documents on which it is based. The laws of the People’s Republic of China shall apply to the interpretation of this Agreement.

第九条 协议生效的条件

本协议自签订之日起生效。

Ninth Conditions for the Agreement to be validated

This Agreement shall take effect from the date of signing.

第十条 本协议正本一式四份，甲、乙双方各执一份，报商事登记机关一份， 厦门市盛瑞浩科技有 存一份，均具有同等法律效力。

Tenth The original of this agreement in four copies, A, B, each a copy, reported to the commercial registration authorities a copy, Xiamen ShengRuiHao technology has a copy of the deposit, all have the same legal effect.